Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor and Media Contact: Whitney Finch
August 8, 2013	Vice President of Investor Relations
813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES RECORD

SECOND QUARTER 2013 FINANCIAL AND OPERATING RESULTS

(Tampa, Fla.) - Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced financial results for the quarter ended June 30, 2013, as well as updates on operational highlights and recent developments for the Company.

The Company reported GAAP net income for the second quarter of 2013 of $143.2 million, or $3.75 per diluted share, compared to net income of $0.4 million, or $0.01 per diluted share, in the second quarter of 2012.

Core earnings for the second quarter was $178.4 million after taxes, or $4.75 per diluted share, an almost ten-fold increase as compared to the same quarter of last year and 216% greater than in the first quarter of 2013. Adjusted EBITDA for the quarter was $262.1 million, also significantly higher when compared to Adjusted EBITDA of $58.2 million in the second quarter of 2012 and $140.0 million in the first quarter of 2013.

Second quarter results reflected strong earnings growth in both the Servicing and Origination segments, as well as continued strong contributions from the Reverse segment and the Company’s other ancillary businesses. The Servicing segment achieved further increases in earnings from its first half of 2013 portfolio additions of approximately 1.1 million units, over 550,000 of which were boarded in the second quarter, as well as significant increases in incentive, performance and ancillary fees. Servicing results reflected favorable fair value increases on the Company’s mortgage servicing rights (“MSRs”) which added approximately $1.52 to both GAAP and core earnings per share. Origination segment earnings increased strongly on expected growth in Consumer Direct lending volumes and attractive margins. During the second quarter of 2013, the Company made a correction to its accounting for servicing rights and related intangible assets. There was no significant impact on previously reported net income, earnings per share, stockholders’ equity, or on net cash used in operating activities, and the impact was not material to the Company’s consolidated financial statements for any of its previously reported periods.

“Walter Investment continues to execute solidly against its strategic plan, producing strong operational and financial results across our major segments in the second quarter,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO. “Our core Servicing segment continued to deliver solid growth in profits and exceptional operational performance from both existing and recently acquired portfolios of new business. The Originations segment delivered robust production for the quarter generating significant earnings at strong margins, capitalizing on the HARP origination opportunities embedded in our portfolios.”

Other notable developments included:

•	On June 19, 2013, Green Tree Servicing, a top rated specialty servicer, had four of its five servicer ratings upgraded to 2+ and its remaining servicer rating reaffirmed at 2+ by Fitch Ratings.

•

On July 18, 2013, Green Tree Servicing entered into an agreement to service approximately 130,000 consumer finance loans, significantly extending the Company’s core servicing competency into the unsecured product space.

•

On July 29, 2013, the Company entered into a strategic relationship with UFG Holdings, LLC (“UFG”) in connection with UFG’s announced acquisition of Urban Financial Group wherein the company will provide a loan to UFG and receive a warrant to purchase approximately 19% of the members interests and establish a reverse mortgage servicing flow purchase arrangement with the Company’s subsidiary, Reverse Mortgage Solutions.

Second Quarter 2013 Financial and Operating Highlights

Total revenue for the second quarter was $569.2 million, as compared to $150.9 million in the year-ago period. The year-over-year increase in revenue reflects a $168.6 million increase in net servicing revenue and fees and an increase of $235.9 million of net gain on sales of loans from the Originations segment. The Reverse Mortgage segment generated $6.6 million of servicing fees and revenue for the quarter. Net other revenues increased $16.2 million driven primarily by higher fee income in the Originations segment.

Other gains shown in the income statement increased from $0.8 million in the second quarter of 2012 to $28.4 million in the second quarter of 2013, principally reflecting net fair value gains from the reverse mortgage business.

Total expense increased from $150.9 million in the second quarter of 2012 to $359.0 million in the second quarter of 2013. The year-over-year increase reflects additional operating and overhead costs, including salaries and benefits and general and administrative expenses, associated with growth in the serviced portfolio and the acquisition and expansion of other businesses. The additions of the Reverse Mortgage and Originations segments added approximately $45.8 million and $104.0 million to expenses, respectively. Expenses also reflected $8.3 million in higher legal, due diligence and other costs associated with increased corporate and business development activities. Interest expense increased by $23.8 million over the prior year reflecting increased corporate debt outstanding and increased warehouse activity at the Company’s Originations and Reverse Mortgage segments.

Segments

Results for the Company’s segments are presented below.

Servicing

The Servicing segment generated revenue of $244.9 million in the second quarter, which included $145.4 million of gross servicing fees, $26.3 million of incentive and performance-based fees, and $17.9 million of ancillary and other revenue and fees. Servicing revenues for the second quarter of 2013 are net of $10.3 million in amortization on MSRs accounted for at amortized costs, but include $93.7 million of positive fair value adjustments related to MSRs accounted for at fair value.

Servicing segment revenues were up 186% from the second quarter of 2012, principally reflecting the significant increase in UPB serviced over the past year, as well as the positive fair value adjustment recognized in the second quarter of this year. The segment continued its trend of producing strong results from its efforts with respect to generating incentive and performance-based fees, which are up by 83% over the prior year. For example, the application of proprietary protocols to the recently acquired first lien GSE pools resulted in a reduction of 30+ day delinquencies by approximately 120 bps as compared to the first quarter of 2013. These recently acquired pools are eligible for incentive fees, and results such as these are expected to lead to significant future incentive revenues.

Expense for the Servicing segment was $131.5 million, which included $9.5 million of depreciation and amortization costs and $5.2 million of interest expense. The segment generated core earnings before income taxes of $129.4 million for the quarter ended June 30, 2013, an increase of 394% as compared to core earnings before income taxes of $26.2 million in the second quarter of 2012.

For the quarter ended June 30, 2013, the Company made a correction to its accounting for servicing rights acquired at December 31, 2012 and during the three months ended March 31, 2013. Effective with the change, the entire value is now reflected in Servicing rights, net, which increased servicing rights acquired and reduced intangibles by $412.4 million at March 31, 2013 and $17.4 million at December 31, 2012. As a result, intangible amortization previously included in the Originations segment for the quarter ended March 31, 2013 of $14.1 million is now reflected as part of net servicing revenue and fees in the Servicing segment and in the consolidated statements of comprehensive income.

The effect of this change, beginning in the second quarter, is to include the amounts previously included in intangibles in MSRs accounted for at fair value. This eliminates the related intangible amortization, which is instead reflected in the net disappearance of the servicing right, and the earnings impact is included as an adjustment to net servicing revenue and fees in the consolidated statements of comprehensive income. The Company believes this correction also improves comparability of Company results with industry peers.

The Servicing segment ended the quarter with approximately 1.9 million total accounts serviced, with a UPB of roughly $197 billion. During the quarter, the Company experienced net disappearance rates of 21%. All of these results were in line with or better than Company expectations and projections.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $9.2 million for the quarter, which included $6.6 million in servicing fees, $0.3 million in gain on sale revenue and $2.4 million of net other revenue. Results also included a $26.7 million other gain from the net impact of HECM loans and HMBS fair value adjustments. Total expenses were $45.8 million, including $2.2 million of interest expense and $2.7 million of depreciation and amortization. The segment reported core earnings before income taxes of $15.9 million and Adjusted EBITDA of $16.9 million for the second quarter. Reverse Mortgage segment core earnings and Adjusted EBITDA reflect the exclusion of fair value adjustments made in accordance with GAAP and adds as “cash gain” the excess of proceeds received in GNMA financing transactions above the purchase price or cost for the related loans originated or acquired.

Originations

The Originations segment generated revenue of $251.2 million in the second quarter, an increase of $175.1 million, or 230%, over the prior quarter as the business continues to ramp, driven primarily by the consumer direct channel, which targets refinancing and recapture of HARP-eligible accounts from the serviced portfolio. Expense for the Originations segment was $105.3 million, which included $8.6 million of interest expense and $2.7 million of depreciation and amortization. The segment generated core earnings before income taxes of $148.7 million for the second quarter of 2013 and Adjusted EBITDA of $151.7 million.

Realized gains on funded loans as a percentage of funded volume was 367 basis points for the quarter. Loan closings in the second quarter totaled $4.7 billion, with 69% of that volume in the consumer lending channel and 31% generated by the business lending channel. The total application pipeline as of June 30, 2013 was $9.1 billion, with locked applications of $4.2 billion.

Other Segments

The ARM segment generated revenue of $11.2 million and incurred expense of $7.3 million in the quarter ended June 30, 2013. Core earnings before income taxes was $5.5 million. This compares to revenue of $9.5 million, expenses of $7.4 million, and core earnings before income taxes of $4.2 million in the second quarter of 2012.

Walter Investment’s Insurance segment generated revenue of $18.1 million, offset by expenses of $9.1 million for the second quarter. Insurance segment core earnings before income taxes was $10.3 million for the quarter ended June 30, 2013. This compares to revenue of $17.0 million, expenses of $10.0 million, and core earnings before income taxes of $8.8 million in the second quarter of 2012.

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $36.8 million for the second quarter of 2013. Total expense for the segment was $26.6 million, including $21.8 million of interest expense on securitized debt. The Loans and Residuals segment generated pre-tax core earnings of $10.7 million for the second quarter of 2013, compared to pre-tax core earnings of $8.2 million for the second quarter of 2012. The year over year increase in pre-tax core earnings was primarily driven by lower direct servicing expenses, due to a lower provision for losses impacted by improvements in actual frequency and severity.

Market Commentary and Outlook

Despite increased volatility in the market driven by interest rate movements, the base economic environment including a modest ramp in interest rates, moderate home price appreciation and a steady decline in unemployment, provides a supportive platform for Walter Investment’s core business lines. In addition, the Company believes sector drivers including the regulatory environment, identification of core versus non-core customers at depositories, the burden of higher servicing costs and increased capital implications continue to support the strong operating environment for the business. The pipeline of business development opportunities remains robust, totaling approximately $320 billion in UPB. Transaction flow has picked up over the past 30 days, a trend expected to continue over the balance of 2013. The Company remains highly confident with respect to the significant levels of both subserviced and MSR purchase opportunities in both the current pipeline and in the overall market opportunity over the next 24 to 36 months.

Based on the overall strong market conditions, robust pipeline activity and the progress and results of recent acquisitions, the Company is increasing its previously provided estimated AEBITDA range for 2013 from $650 to $725 million to $700 to $740 million. In addition, the Company is increasing its estimated core earnings for 2013 to a range of $8.90 to $9.40 per diluted share. The increase in fair value of MSRs of approximately $1.52 per diluted share recognized in the second quarter is included in these estimates. The previously discussed accounting change in accounting for intangibles represents an approximately $1.88 per share increase in the estimate for core earnings for 2013 versus previous estimates. Adjusting for both the MSR accounting impact and the fair value increase recorded for the second quarter, updated estimates represents an approximately 14% increase in core earnings per share over the previous estimate, at the midpoints of these estimates.

Additionally, based on the Company’s outlook for market and economic conditions and solid expectations for performance in its key businesses, Walter Investment is providing after tax core earnings per share estimates for 2014 of $6.00 to $6.50 per share. This range includes estimates for certain business development and growth opportunities, depreciation and amortization and the Company’s expected capital structure. Neither 2013 nor 2014 estimates include an estimate for future fair value adjustments.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 6,200 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s second quarter results and other general business matters during a conference call and live webcast to be held on Thursday, August 8, 2013, at 10 a.m. Eastern Time. To listen to the event live or in an archive, which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Use of Non-GAAP Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Walter Investment’s plans, beliefs, objectives, expectations, level of confidence, guidance and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Walter Investment’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Walter Investment that the projections will prove to be correct. This document speaks only as of this date. Walter Investment disclaims any duty to update the information herein except as otherwise required by law.

Factors that could cause Walter Investment’s results to differ materially from current expectations or affect the Company’s ability to achieve anticipated core earnings and AEBITDA include, but are not limited to:

•	Regulatory changes and changes in delinquency and default rates that could adversely affect the costs of our businesses such that they are higher than expected;

•	Prepayment speeds, delinquency and default rates of the portfolios we service;

•	Our inability to achieve anticipated incentive fees, which are subject to certain factors beyond the Company’s control and which are difficult to estimate with any degree of certainty in advance;

•	The achievement of anticipated volumes and margins from the origination of both forward and reverse mortgages, which can be affected by multiple factors, many of which are beyond our control;

•

Assumptions with regard to the HARP eligible population of the portfolios we service, customer take up rates, our recapture rates, the origination margins for HARP refinancing and anticipated changes to the HARP program which may increase competition;

•

Assumptions with regard to contributions from originations are also subject to the integration of the ResCap originations and capital markets platforms, and the organizational structure, capital requirements and performance of the business after the acquisition;

•	Assumptions regarding the continuation in all material respects, of government programs related to our business

•	The impact of regulatory scrutiny on our lender placed insurance, including limitations that may be imposed on fees and commissions by regulators and customers that we may earn on such business

•	The timely and efficient transfer of assets acquired to the Company’s platforms and the efficient integration of the acquired businesses, including achievement of synergies related thereto;

•

The accuracy of our expectations regarding the value of, and contributions from, acquired MSRs, intangibles and other assets, including the accuracy of our assumptions as to the performance of the assets we acquire, which are subject to and affected by many factors, some of which are beyond our control, and could differ materially from our estimates;

•	Errors in our financial models or changes in assumptions could result in our estimates and expectations being materially inaccurate which may adversely affect our earnings;

•	Changes in accounting;

•	The effects of competition on our existing and potential future business;

•	Our ability to service our existing or future indebtedness;

•	Other factors that may affect the Company’s earnings or costs; and

•	Other factors relating to our business in general as detailed in Walter Investment’s 2012 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended June 30, 2013

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Reverse Mortgage	Originations	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$244,432	$11,102	$—	$—	$6,624	$—	$—	$(4,852)	$257,306
Net gains on sales of loans	—	—	—	—	250	235,699	—	—	235,949
Interest income on loans	—	—	—	36,796	—	—	—	—	36,796
Insurance revenue	—	—	18,050	—	—	—	—	—	18,050
Other revenues	457	69	6	1	2,366	15,527	2,706	—	21,132

Total revenues	244,889	11,171	18,056	36,797	9,240	251,226	2,706	(4,852)	569,233
EXPENSES
Interest expense	5,166	—	—	21,800	2,166	8,600	30,558	—	68,290
Depreciation and amortization	9,445	1,614	1,168	—	2,691	2,689	7	—	17,614
Provision for loan losses	—	—	—	95	—	—	—	—	95
Other expenses, net	116,914	5,722	7,934	4,718	40,931	94,058	7,625	(4,852)	273,050

Total expenses	131,525	7,336	9,102	26,613	45,788	105,347	38,190	(4,852)	359,049
OTHER GAINS (LOSSES)
Net fair value gains on reverse loan and related HMBS oblig.	—	—	—	—	26,731	—	—	—	26,731
Other net fair value (losses)	(179)	—	—	566	—	—	1,269	—	1,656

Total other gains (losses)	(179)	—	—	566	26,731	—	1,269	—	28,387

Income (loss) before income taxes	113,185	3,835	8,954	10,750	(9,817)	145,879	(34,215)	—	238,571

Core Earnings
Step-up depreciation and amortization	6,029	1,483	1,018	—	2,353	1,933	5	—	12,821
Step-up amortization of sub-servicing rights (MSRs)	8,125	—	—	—	—	—	—	—	8,125
Non-cash fair value adjustments for reverse mortgages	—	—	—	—	16,886	—	—	—	16,886
Non-cash interest expense	210	—	(19)	(40)	—	—	2,163	—	2,314
Share-based compensation expense	1,895	151	311	—	436	885	174	—	3,852
Transaction and integration costs	—	—	—	—	—	—	4,001	—	4,001
Net impact of Non-Residual Trusts	—	—	—	—	—	—	33	—	33
Other	—	—	—	—	6,000	—	(63)	—	5,937

Total adjustments	16,259	1,634	1,310	(40)	25,675	2,818	6,313	—	53,969

Core earnings (loss) before income taxes	129,444	5,469	10,264	10,710	15,858	148,697	(27,902)	—	292,540

Adjusted EBITDA
Interest expense on debt	—	—	—	—	9	—	28,395	—	28,404
Depreciation and amortization	3,416	131	150	—	338	756	2	—	4,793
Amortization and fair value adjustments of servicing rights	(62,868)	—	—	—	875	—	—	—	(61,993)
Provision for loan losses	—	—	—	95	—	—	—	—	95
Residual Trusts cash flows	—	—	—	1,077	—	—	—	—	1,077
Non-cash interest income	(359)	—	7	(4,085)	(135)	—	—	—	(4,572)
Other	687	10	26	(747)	(51)	2,266	(389)	—	1,802

Total adjustments	(59,124)	141	183	(3,660)	1,036	3,022	28,008	—	(30,394)

Adjusted EBITDA	$70,320	$5,610	$10,447	$7,050	$16,894	$151,719	$106	$—	$262,146

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended June 30, 2012

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Originations	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$84,454	$9,501	$—	$—	$—	$—	$(5,285)	$88,670
Interest income on loans	—	—	—	40,453	—	—	—	40,453
Insurance revenue	—	—	16,803	—	—	—	—	16,803
Other revenues	1,033	—	187	—	1,480	2,263	—	4,963

Total revenues	85,487	9,501	16,990	40,453	1,480	2,263	(5,285)	150,889
EXPENSES
Interest expense	1,228	—	—	23,425	—	19,870	—	44,523
Depreciation and amortization	8,588	1,893	1,310	—	15	8	—	11,814
Provision for loan losses	—	—	—	1,957	—	—	—	1,957
Other expenses, net	70,585	5,545	8,703	7,322	1,324	4,414	(5,285)	92,608

Total expenses	80,401	7,438	10,013	32,704	1,339	24,292	(5,285)	150,902
OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(246)	—	—	118	—	916	—	788

Total other gains (losses)	(246)	—	—	118	—	916	—	788

Income (loss) before income taxes	4,840	2,063	6,977	7,867	141	(21,113)	—	775

Core Earnings
Step-up depreciation and amortization	6,649	1,893	1,310	—	15	8	—	9,875
Step-up amortization of sub-servicing rights (MSRs)	10,543	—	—	—	—	—	—	10,543
Non-cash interest expense	151	—	55	345	—	—	—	551
Share-based compensation expense	2,600	219	507	—	36	252	—	3,614
Transaction and integration costs	1,464	—	—	—	—	691	—	2,155
Net impact of Non-Residual Trusts	—	—	—	—	—	1,068	—	1,068
Other	—	—	—	—	—	480	—	480

Total adjustments	21,407	2,112	1,872	345	51	2,499	—	28,286

Core earnings (loss) before income taxes	26,247	4,175	8,849	8,212	192	(18,614)	—	29,061

Adjusted EBITDA
Interest expense on debt	44	—	—	—	—	19,871	—	19,915
Depreciation and amortization	1,939	—	—	—	—	—	—	1,939
Amortization and fair value adjustments of servicing rights	2,668	—	—	—	—	—	—	2,668
Provision for loan losses	—	—	—	1,957	—	—	—	1,957
Residual Trusts cash flows	—	—	—	5,363	—	—	—	5,363
Non-cash interest income	(1,030)	—	(187)	(4,637)	—	—	—	(5,854)
Pro forma synergies	1,225	—	—	—	—	216	—	1,441
Other	316	8	14	1,405	1	6	—	1,750

Total adjustments	5,162	8	(173)	4,088	1	20,093	—	29,179

Adjusted EBITDA	$31,409	$4,183	$8,676	$12,300	$193	$1,479	$—	$58,240

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Six Months Ended June 30, 2013

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Reverse Mortgage	Originations	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$369,559	$21,192	$—	$—	$13,372	$—	$—	$(9,808)	$394,315
Net gains on sales of loans	—	—	—	—	4,633	309,761	—	—	314,394
Interest income on loans	—	—	—	73,694	—	—	—	—	73,694
Insurance revenue	—	—	35,584	—	—	—	—	—	35,584
Other revenues	919	133	13	4	5,311	17,524	5,122	(39)	28,987

Total revenues	370,478	21,325	35,597	73,698	23,316	327,285	5,122	(9,847)	846,974
EXPENSES
Interest expense	7,576	—	—	44,096	5,695	9,306	55,759	—	122,432
Depreciation and amortization	18,302	3,370	2,482	—	5,414	4,366	13	—	33,947
Provision for loan losses	—	—	—	1,821	—	—	—	—	1,821
Other expenses, net	208,962	11,752	16,442	8,822	73,454	133,475	24,533	(9,847)	467,593

Total expenses	234,840	15,122	18,924	54,739	84,563	147,147	80,305	(9,847)	625,793
OTHER GAINS (LOSSES)
Net fair value gains on reverse loan and related HMBS oblig.	—	—	—	—	63,519	—	—	—	63,519
Other net fair value (losses)	(424)	—	—	404	—	—	415	—	395

Total other gains (losses)	(424)	—	—	404	63,519	—	415	—	63,914

Income (loss) before income taxes	135,214	6,203	16,673	19,363	2,272	180,138	(74,768)	—	285,095

Core Earnings
Step-up depreciation and amortization	12,218	2,956	2,482	—	4,804	3,210	11	—	25,681
Step-up amortization of sub-servicing rights (MSRs)	16,235	—	—	—	—	—	—	—	16,235
Non-cash fair value adjustments for reverse mortgages	—	—	—	—	20,422	—	—	—	20,422
Non-cash interest expense	430	—	—	637	—	—	4,250	—	5,317
Share-based compensation expense	3,392	289	650	—	723	1,153	335	—	6,542
Transaction and integration costs	—	—	—	—	—	—	20,328	—	20,328
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(446)	—	(446)
Other	—	—	—	—	6,000	—	(52)	—	5,948

Total adjustments	32,275	3,245	3,132	637	31,949	4,363	24,426	—	100,027

Core earnings (loss) before income taxes	167,489	9,448	19,805	20,000	34,221	184,501	(50,342)	—	385,122

Adjusted EBITDA
Interest expense on debt	—	—	—	—	26	—	51,509	—	51,535
Depreciation and amortization	6,084	414	—	—	610	1,156	2	—	8,266
Amortization and fair value adjustments of servicing rights	(39,497)	—	—	—	1,793	—	—	—	(37,704)
Provision for loan losses	—	—	—	1,821	—	—	—	—	1,821
Residual Trusts cash flows	—	—	—	1,477	—	—	—	—	1,477
Non-cash interest income	(820)	—	—	(8,034)	(286)	—	—	—	(9,140)
Other	1,130	18	44	(2,439)	(14)	2,307	(285)	—	761

Total adjustments	(33,103)	432	44	(7,175)	2,129	3,463	51,226	—	17,016

Adjusted EBITDA	$134,386	$9,880	$19,849	$12,825	$36,350	$187,964	$884	$—	$402,138

Segment Revenues and Operating Income

For the Six Months Ended June 30, 2012

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Originations	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$171,269	$17,829	$—	$—	$—	$—	$(10,695)	$178,403
Interest income on loans	—	—	—	79,733	—	—	—	79,733
Insurance revenue	—	—	36,765	—	—	—	—	36,765
Other revenues	1,819	—	489	—	2,098	4,423	—	8,829

Total revenues	173,088	17,829	37,254	79,733	2,098	4,423	(10,695)	303,730
EXPENSES
Interest expense	2,723	—	—	47,403	—	40,235	—	90,361
Depreciation and amortization	17,239	3,897	2,657	—	25	15	—	23,833
Provision for loan losses	—	—	—	3,526	—	—	—	3,526
Other expenses, net	137,246	10,708	18,123	14,788	2,095	10,261	(10,695)	182,526

Total expenses	157,208	14,605	20,780	65,717	2,120	50,511	(10,695)	300,246
OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(532)	—	—	(177)	—	6,260	—	5,551

Total other gains (losses)	(532)	—	—	(177)	—	6,260	—	5,551

Income (loss) before income taxes	15,348	3,224	16,474	13,839	(22)	(39,828)	—	9,035

Core Earnings
Step-up depreciation and amortization	13,345	3,897	2,657	—	25	15	—	19,939
Step-up amortization of sub-servicing rights (MSRs)	20,687	—	—	—	—	—		20,687
Non-cash interest expense	437	—	148	1,052	—	—	—	1,637
Share-based compensation expense	6,067	475	1,300	—	64	457	—	8,363
Transaction and integration costs	1,464	—	—	—	—	2,108	—	3,572
Net impact of Non-Residual Trusts	—	—	—	—	—	(1,934)	—	(1,934)
Other	—	—	—	—	—	929	—	929

Total adjustments	42,000	4,372	4,105	1,052	89	1,575	—	53,193

Core earnings (loss) before income taxes	57,348	7,596	20,579	14,891	67	(38,253)	—	62,228

Adjusted EBITDA
Interest expense on debt	107	—	—	—	—	40,236	—	40,343
Depreciation and amortization	3,894	—	—	—	—	—	—	3,894
Amortization and fair value adjustments of servicing rights	5,439	—	—	—	—	—	—	5,439
Provision for loan losses	—	—	—	3,526	—	—	—	3,526
Residual Trusts cash flows	—	—	—	5,625	—	—	—	5,625
Non-cash interest income	(1,776)	—	(486)	(8,122)	—	—	—	(10,384)
Pro forma synergies	2,651	—	—	—	—	1,118	—	3,769
Other	577	11	14	2,202	1	85	—	2,890

Total adjustments	10,892	11	(472)	3,231	1	41,439	—	55,102

Adjusted EBITDA	$68,240	$7,607	$20,107	$18,122	$68	$3,186	$—	$117,330

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

REVENUES
Net servicing revenue and fees	$257,306	$88,670	$394,315	$178,403
Net gains on sales of loans	235,949	—	314,394	—
Interest income on loans	36,796	40,453	73,694	79,733
Insurance revenue	18,050	16,803	35,584	36,765
Other revenues	21,132	4,963	28,987	8,829

Total revenues	569,233	150,889	846,974	303,730

EXPENSES
Salaries and benefits	145,282	55,541	252,015	112,944
General and administrative	125,712	33,887	213,152	62,916
Interest expense	68,290	44,523	122,432	90,361
Depreciation and amortization	17,614	11,814	33,947	23,833
Provision for loan losses	95	1,957	1,821	3,526
Other expenses, net	2,056	3,180	2,426	6,666

Total expenses	359,049	150,902	625,793	300,246

OTHER GAINS
Net fair value gains on reverse loans and related HMBS obligations	26,731	—	63,519	—
Other net fair value gains	1,656	788	395	5,551

Total other gains	28,387	788	63,914	5,551

Income before income taxes	238,571	775	285,095	9,035
Income tax expense	95,339	347	114,114	3,472

Net income	$143,232	$428	$170,981	$5,563

Comprehensive Income	$143,211	$422	$170,958	$5,615

Net Income	$143,232	$428	$170,981	$5,563

Basic earnings per common and common equivalent share	$3.82	$0.01	$4.56	$0.19
Diluted earnings per common and common equivalent share	3.75	0.01	4.47	0.19

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Cash and cash equivalents	$532,620	$442,054
Restricted cash and cash equivalents	1,057,503	653,338
Residential loans at amortized cost, net	1,443,707	1,490,321
Residential loans at fair value	10,184,477	6,710,211
Receivables, net (includes $50,890 and $53,975 at fair value)	269,021	259,009
Servicer and protective advances, net	1,044,410	173,047
Servicing rights, net (includes $880,950 and $0 at fair value)	1,074,783	242,712
Goodwill	654,565	580,378
Intangible assets, net	137,909	144,492
Premises and equipment, net	155,411	137,785
Other assets (includes $229,383 and $949 at fair value)	375,806	144,830

Total assets	$16,930,212	$10,978,177

LIABILITIES AND STOCKHOLDERS’ EQUITY

Payables and accrued liabilities (includes $85,723 and $25,348 at fair value)	$701,349	$260,610
Servicer payables	959,565	587,929
Servicing advance liabilities	737,629	100,164
Debt	3,625,115	1,146,249
Mortgage-backed debt (includes $721,080 and $757,286 at fair value)	1,980,868	2,072,728
HMBS related obligations at fair value	7,805,846	5,874,552
Deferred tax liability, net	45,813	41,017

Total liabilities	15,856,185	10,083,249

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at June 30, 2013 and December 31, 2012	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 36,956,904 and 36,687,785 at June 30, 2013 and December 31, 2012, respectively	370	367
Additional paid-in capital	570,101	561,963
Retained earnings	503,086	332,105
Accumulated other comprehensive income	470	493

Total stockholders’ equity	1,074,027	894,928

Total liabilities and stockholders’ equity	$16,930,212	$10,978,177

ASSETS OF CONSOLIDATED VARIABLE INTEREST ENTITIES THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF CONSOLIDATED VARIABLE INTEREST ENTITIES:

	June 30,	December 31,
	2013	2012
	(Unaudited)

Restricted cash and cash equivalents	$57,278	$58,253
Residential loans at amortized cost, net	1,427,715	1,475,782
Residential loans at fair value	613,627	646,498
Receivables, net (includes $50,890 and $53,975 at fair value)	50,890	53,975
Servicer and protective advances, net	78,309	77,082
Other assets	58,274	62,683

Total assets	$2,286,093	$2,374,273

LIABILITIES OF CONSOLIDATED VARIABLE INTEREST ENTITIES FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:

Payables and accrued liabilities	$8,753	$9,007
Servicing advance liabilities	65,505	64,552
Mortgage-backed debt (includes $721,080 and $757,286 at fair value)	1,980,868	2,072,728

Total liabilities	$2,055,126	$2,146,287

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Core Earnings

(in millions except per share amounts)

	For the Three Months Ended June 30, 2013	For the Three Months Ended June 30, 2012

Income before income taxes	$238.6	$0.8
Add back:
Transaction and integration costs	4.0	2.2
Step-up depreciation and amortization	12.8	9.9
Step-up amortization of sub-servicing rights (MSRs)	8.1	10.5
Non-cash fair value adjustments	16.9	—
Non-cash interest expense	2.3	0.5
Share-based compensation expense	3.9	3.6
Net impact of Non-Residual Trusts	—	1.1
Other	5.9	0.5

Core Earnings before income taxes	$292.5	$29.1
Core earnings after tax	$178.4	$18.0
Core earnings after tax per diluted share	$4.75	$0.62

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Adjusted EBITDA

(in millions)

	For the Three Months Ended June 30, 2013	For the Three Months Ended June 30, 2012
Income before income taxes	$238.6	$0.8
Depreciation and amortization	17.6	11.8
Interest expense	30.7	20.4
Non-cash fair value adjustment	16.9	—
Transaction and integration-related costs	4.0	2.2
Non-cash share-based compensation expense	3.9	3.6
Provision for loan losses	0.1	2.0
Residual Trusts cash flows	1.1	5.4
Net impact of Non-Residual Trusts	—	1.1
Pro forma synergies	—	1.4
Other	7.7	2.2
Amortization and fair value adjustments of servicing rights	(53.9)	13.2
Non-cash interest income	(4.6)	(5.9)

Adjusted EBITDA	$262.1	$58.2

Reconciliation of Estimated Core Earnings to

Estimated GAAP Income Before Income Taxes

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2014
Estimated pre-tax core earnings(1)	$564.0	$388.0
Less:
Step up depreciation and amortization, including step up amortization of sub-servicing contracts	(83.0)	(67.0)
Share-based compensation expense	(12.0)	(14.0)
Transaction and integration costs(2)	(20.3)	—
Non-cash fair value adjustments for reverse mortgages(3)	(20.4)	—
Non-cash interest expense	(12.0)	(10.0)
Other (2)	(5.5)	—

Estimated income before income taxes	$410.8	$297.0

(1)	At the mid-point of the earnings guidance range.
(2)	We do not predict special items that might occur in the future. The amount reflected includes only actual amounts that occurred in the first half of 2013.
(3)	Fair value adjustments are by their nature subject to multiple factors that could materially change these amounts, many of which are beyond our control. The amount reflected includes only actual amounts that occurred in the first half of 2013.

Use of Non-GAAP Measures

Generally Accepted Accounting Principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future.

Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA are financial measures that are not in accordance with GAAP. See the Definitions included in this document for a description of how these items are reported and see the Non-GAAP Reconciliations for a reconciliation of these measures to the most directly comparable GAAP financial measures.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

Use of Core Earnings and Adjusted EBITDA by Management

The Company manages the business based upon the achievement of core earnings, Adjusted EBITDA and similar targets and has designed certain management incentives based upon the achievement of pre-tax income and Adjusted EBITDA in order to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods.

Limitations on the Use of Core Earnings and Adjusted EBITDA

Since core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding certain depreciation and amortization costs related to acquisitions, transaction and merger integration-related costs, share-based compensation expense, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, share-based compensation expense, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items, including, but not limited to pro-forma synergies, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA involve differences from segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP. Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA should be considered as supplementary to, and not as a substitute for, segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP as a measure of the Company’s financial performance.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP earnings. Further, the non-GAAP measures presented by Walter Investment may be defined or calculated differently from similarly titled measures of other companies.

Definitions

Core Earnings This disclaimer applies to every usage of Core Earnings and related terms such as Pre Tax Core Earnings, Core Earnings After Taxes and Core Earnings Per Share (“EPS”) in this document. Core Earnings is a metric that is used by management to exclude certain items in an attempt to provide a better earnings per share metric to evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period. Core Earnings excludes certain depreciation and amortization costs related to business combination transactions, transaction and merger integration-related costs, share-based compensation expense, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs. Core Earnings includes both cash and non-cash gains from forward mortgage origination activities. Non-cash gains are net of non-cash charges or reserves provided. Core Earnings excludes the impact of fair value option (“FVO”) accounting and includes cash gains for reverse mortgage origination activities. Core Earnings may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.

Adjusted EBITDA This disclaimer applies to every usage of Adjusted EBITDA and related terms such as Pro-Forma Adjusted EBITDA and AEBITDA in this document. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our Company and its segments. Adjusted EBITDA is generally presented in accordance with its definition in the Company’s senior secured credit agreement, with certain exceptions, and represents income before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net effect of the non-residual VIEs and certain other non-cash income and expense items. Adjusted EBITDA includes both cash and non-cash gains from forward mortgage origination activities. Adjusted EBITDA excludes the impact of fair value option (“FVO”) accounting and includes cash gains for reverse mortgage origination activities. Pro Forma Adjusted EBITDA includes an adjustment to reflect pro-forma synergies in 2011 and 2012 and to reflect Green Tree as having been acquired at the beginning of the year for periods prior to the actual acquisition date. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance. The definition of Adjusted EBITDA used in this document differs from the definition in the Company’s senior secured credit agreement principally in that (i) the credit agreements include a pro forma adjustment for the projected EBITDA of acquisitions that were made less than twelve months ago and (ii) the senior secured credit agreement does not include the non-cash gains from forward mortgage origination activities in Adjusted EBITDA.

2013 Estimated Adjusted EBITDA, 2013 Estimated Core Earnings, 2014 Estimated Core Earnings and other amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of Walter Investment and its management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this presentation should be regarded as a representation by any person that this target will be achieved and the Company undertakes no duty to update this target. Please refer to the introductory slides of this presentation, as well as additional disclosures in this Appendix and in our Form 10-K and other filings with the SEC, for important information regarding Forward Looking Statements and the use of Non-GAAP Financial Measures.